American CareSource Holdings Reports 260% Increase in Revenues for Fourth Quarter 2007

2007 Year End Revenues Increased 106%

DALLAS, TX -- 02/19/2008 -- American CareSource Holdings, Inc. (AMEX: XSI) today reported a 260% increase in revenues to approximately $10.1 million for the fourth quarter ended December 31, 2007 compared to approximately $2.8 million in the same period last year. For the year ended December 31, 2007, total revenues increased 106% to approximately $23.5 million compared to approximately $11.4 million in the prior year.

American CareSource will host a conference call to discuss the fourth quarter and year end financial results on Monday, March 31, 2008 at 10:00 a.m. central time. The Company will issue a press release reporting full financial results the same morning.

"2007 was truly a tipping point in the Company's evolution," stated David S. Boone, Chief Executive Officer of American CareSource. "Our strong fourth quarter and full year revenues reflect our successful transition from a network to an outsourced ancillary services provider that is a true partner with our clients, developing ancillary solutions for their business needs. With this inflection point, we experienced strong growth from new clients as well as significant organic growth from our existing clients."

About American CareSource Holdings, Inc.

American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 25,000 ancillary provider sites. Through its product offerings, American CareSource helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to our ability to continue partnering with our clients, our ability to continue to experience growth, that even with increases in revenue, we may not be able to experience earnings on a sustained level those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

Contact:
David S. Boone
Chief Executive Officer
American CareSource Holdings, Inc.
Tel: 972-308-6830